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                                                                    EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Res-Care, Inc.

         We consent to incorporation by reference in the registration statements (No. 33-61878), (No. 33-76612), (No. 33-85964), (No. 33-80331) and
(No. 333-57167) on Form S-8 and (No. 333-23599), (No. 333-32513), and (No.
333-44029) on Form S-3 of Res-Care, Inc. of our report dated February 24, 1999, relating to the consolidated balance sheets of Res-Care, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Res-Care, Inc.



                                                                /s/ KPMG LLP




Louisville, Kentucky
March 22, 1999